Exhibit 99.1

NEWS RELEASE

LANCER REPORTS SECOND QUARTER RESULTS

SAN ANTONIO, TEXAS, August 4, 2005— Lancer Corporation (Amex: LAN) announced results of operations for the second quarter and six months ended June 30, 2005.

Net sales for the three months ended June 30, 2005 were $35.4 million, up 12% from $31.7 million in the second quarter of 2004.  Second quarter net earnings were $3.0 million in 2005, compared to $1.4 million in 2004.  Earnings per diluted share were $0.31 in the second quarter of 2005, up from $0.15 in the same period last year.

For the six months ended June 30, 2005, net sales were $67.0 million, up 9% from sales in the first half of 2004.  Net earnings were $5.6 million in the first half of 2005, versus $2.4 million in the same period of 2004.  Earnings per diluted share were $0.58 in the first six months of 2005, up from $0.25 in the first half of 2004.

Most of the sales improvement in the second quarter of 2005 occurred in the North America region, where sales rose 11%.  Currency fluctuations had a positive impact of 2% on sales during the quarter.  Lancer incurred $0.4 million of costs relating to compliance with the requirements of Section 404 of the Sarbanes-Oxley Act during the second quarter, and $0.6 million in the six-month period.

Christopher D. Hughes, Chief Executive Officer, commented:  “Lancer produced good results during the second quarter.  Our continued success in expanding our customer base was a key to our sales growth during the period.  Our margins remained strong, due to the benefits of higher manufacturing volumes and an ongoing focus on controlling costs.”

Lancer Corporation is a leading innovator, manufacturer and marketer of beverage dispensing systems serving customers worldwide.  Headquartered in San Antonio, Texas, Lancer also maintains facilities in Mexico, Australia, Belgium, New Zealand and the United Kingdom.  Lancer is a vertically integrated manufacturer that employs approximately 1,200 people.  Lancer designs and manufacturers a complete range of fountain soft drink dispensers, frozen beverage dispensers, dispensing valves, beer dispensing equipment, and an extensive line of beverage dispensing parts and accessories, which are marketed through a network of Company sales representatives and authorized distributors.

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

LANCER CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Net sales	$35,362	$31,696	$66,985	$61,203
Cost of sales	23,862	21,499	45,305	42,405
Gross profit	11,500	10,197	21,680	18,798

Selling, general and administrative expenses	7,252	7,880	14,199	15,392
Other operating expense (income)	81	—	(176)	(327)
Operating income	4,167	2,317	7,657	3,733

Other income (expense):
Interest expense	(31)	(144)	(60)	(253)
Income from joint ventures	405	100	659	253
Other income (expense), net	20	(34)	245	(8)
	394	(78)	844	(8)
Income before income taxes	4,561	2,239	8,501	3,725

Income tax expense (benefit):
Current	1,625	953	3,214	1,557
Deferred	(83)	(136)	(286)	(199)
	1,542	817	2,928	1,358

Net income	$3,019	$1,422	$5,573	$2,367

Common Shares Outstanding:
Basic	9,491,181	9,367,895	9,477,308	9,367,664
Diluted	9,687,205	9,460,051	9,675,229	9,465,304

Earnings Per Share:
Basic earnings	$0.32	$0.15	$0.59	$0.25
Diluted earnings	$0.31	$0.15	$0.58	$0.25

LANCER CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

ASSETS

	(Unaudited) June 30, 2005	(Audited) December 31, 2004

Assets:
Cash	$5,123	$5,196
Net receivables	19,859	17,114
Total inventories	25,984	24,495
Other assets	39,920	38,682

Total assets	$90,886	$85,487

LIABILITIES AND SHAREHOLDERS’ EQUITY

	June 30, 2005	December 31, 2004

Liabilities:
Accounts payable	$7,968	$7,555
Debt	1,404	1,477
Other liabilities	13,177	13,440
Total liabilities	$22,549	$22,472

Shareholders’ equity	68,337	63,015

Total liabilities and shareholders’ equity	$90,886	$85,487